                                                                     Exhibit (g)


                               TLM Corporation and
                  Subsidiary Consolidated Financial Statements

                          Index to Financial Statements

Independent Accountants Report

(1)      Consolidated Balance Sheet at December 31, 1995

         Consolidated Statement of Operations
           for the years ended December 31, 1995 and 1994

         Consolidated Statements of Stockholders'
           Equity for the Years ended December 31, 1995 and 1994

         Consolidated Statements of Cash
           Flows for the Years ended December 31, 1995 and 1994

(2)      Consolidated Balance Sheets at September 30, 1996 and
           December 31, 1995

         Consolidated Statement of Operations for the Nine Months ended September 30, 1996 and 1995

         Condensed Consolidated Statements of Cash Flows for the
           Nine Months ended September 30, 1996 and 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of TLM Corporation:

We have audited the accompanying consolidated balance sheet of TLM Corporation (a Nevada corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TLM Corporation and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         Arthur Andersen LLP

New York, New York
April 8, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
TLM Corporation:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of TLM Corporation and subsidiary for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, the changes in shareholders' equity and the cash flows of TLM Corporation and subsidiary for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

New York, New York
March 13, 1995

                         TLM CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1995

ASSETS

Current Assets:
     Cash                                                               $   256,028
     Short-term investments (Notes 2 and 5)                                 127,725
     Other current assets                                                     5,018
                                                                        -----------
                  Total current assets                                      388,771

Building at cost, net of accumulated depreciation of $43,977 (Note 2)       635,029
Goodwill, net of accumulated amortization of $1,022 (Note 2)                 14,825
                                                                        -----------

                  Total assets                                          $ 1,038,625
                                                                        -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and  accrued expenses (Note 3)                    $    15,188
     Income taxes payable                                                     3,991
     Accrued interest payable (Note 5)                                        6,805
     Due to broker                                                          127,725
                                                                        -----------
                  Total current liabilities                                 153,709

Long-term note payable, net
    of unamortized discount of $50,205 (Note 5)                             489,795
Net deferred tax liability (Note 4)                                          26,327

Shareholders' equity:
     Preferred stock, $.01 par value; authorized
         20,000,000 shares; no shares issued                                   --
     Common stock, $.01 par value; authorized
         20,000,000 shares; outstanding 287,921 shares                        2,879
     Additional paid-in capital                                           1,525,495
     Retained deficit                                                    (1,159,580)
                                                                        -----------
                  Total shareholders' equity                                368,794
                                                                        -----------
                  Total liabilities and shareholders' equity            $ 1,038,625
                                                                        ===========

          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Year Ended December 31,
                                                          -----------------------
                                                             1995          1994
                                                             ----          ----
Income:
     Rental income (Note 6)                               $ 129,000      $64,500
     Interest and dividends                                   8,983        3,993
     Gain on sale of short-term investments                   5,597        7,104
                                                          ----------------------
                                                            143,580       75,597
                                                          ----------------------
Expenses:
     General and administrative expenses                     92,686       25,190
     Depreciation and amortization                           27,792       17,207
     Interest expense                                        45,096       27,212
                                                          ----------------------
                                                            165,574       69,609
                                                          ----------------------
     Income (loss) from operations                          (21,994)       5,988

Other income, net                                           149,882        4,095
                                                          ----------------------

     Income before taxes                                    127,888       10,083

Income tax expense (Note 4)                                  17,265        5,958
                                                          ----------------------

Net income                                                $ 110,623      $ 4,125
                                                          ======================

Net income per share (Note 2)                             $    0.36      $  0.01
                                                          ======================

          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                    Common Stock       Additional-
                                 ------------------      Paid-In      Accumulated
                                  Shares     Amount      Capital        Deficit        Total
                                 -------    -------    -----------    -----------    ---------
Balance at December 31, 1993     355,886    $ 3,559    $ 1,597,148    ($1,274,328)   $ 326,379
   Purchase and retirement of
     common stock                (19,236)      (193)       (10,506)          --        (10,699)
   Net Income                       --         --             --            4,125        4,125
                                 -------------------------------------------------------------
Balance at December 31, 1994     336,650      3,366      1,586,642     (1,270,203)     319,805
   Purchase and retirement of
     common stock                (48,729)      (487)       (61,147)          --        (61,634)
   Net Income                       --         --             --          110,623      110,623
                                 -------------------------------------------------------------
Balance at December 31, 1995     287,921    $ 2,879    $ 1,525,495    ($1,159,580)   $ 368,794
                                 =============================================================

          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
                                                                          ------------------------
                                                                              1995         1994
                                                                              ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $   110,623    $   4,125
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Items not affecting cash:
        Depreciation and amortization                                          27,792       17,207
        Amortization of debt discount                                          16,926       10,949
      Changes in assets and liabilities, net of effects of acquisition:
        Decrease (increase) in other assets                                     7,355       (2,511)
        (Decrease) increase in interest payable                                (9,913)      16,718
        Increase in accounts payable and accrued expenses                       3,180       14,545
        Increase in other payables                                            129,179         --
        Increase in noncurrent liabilities                                      7,067        3,421
      Reclassification of transactions from investing activities:
        Purchase of marketable securities                                  (1,582,273)    (788,190)
        Proceeds from sale of marketable securities                         1,460,145      795,294
        (Gain) on sale of marketable securities                                (5,597)      (7,104)
                                                                          -----------    ---------
          Total adjustments                                                    53,861       60,329
                                                                          -----------    ---------
            Net cash provided by operating activities                         164,484       64,454
                                                                          -----------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in business, net of cash acquired                                   --       (217,094)
                                                                          -----------    ---------
    Net cash (used in) investing activities                                      --       (217,094)
                                                                          -----------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock                                                  (61,634)     (10,699)
                                                                          -----------    ---------
    Net cash (used in) financing activities                                   (61,634)     (10,699)
                                                                          -----------    ---------


Net increase (decrease) in cash and cash equivalents                          102,850     (163,339)
Cash and cash equivalents, beginning of year                                  153,178      316,517
                                                                          -----------    ---------
Cash and cash equivalents, end of year                                    $   256,028    $ 153,178
                                                                          ===========    =========

Supplemental disclosures of cash flow information:
     Income taxes paid, net                                               $     1,002    $   1,515
                                                                          ===========    =========
     Interest paid                                                        $    36,913    $     497
                                                                          ===========    =========

          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1.       ORGANIZATION

In May 1994, TLM Corporation ("TLM") purchased all the capital stock of Eimar Realty Corporation ("Eimar") from Price Communications Corporation ("Price"), the sole assets of which were a Nashville, Tennessee office building and cash, for $815,000, consisting of $275,000 in cash and the balance in a four year note bearing interest of five percent per annum, payable quarterly. The Company entered into a new five year net lease agreement with the building's current occupants, radio stations WLAC-AM & FM, effective July 1994 (see Note 6).

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of TLM Corporation and its wholly owned subsidiary (the "Company"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

SHORT-TERM INVESTMENTS

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The Company's short-term investments in marketable equity securities are classified as trading securities under the provisions of SFAS No. 115. Accordingly, net unrealized holding gains and losses for trading securities are included in earnings for the reporting period.

                         TLM CORPORATION AND SUBSIDIARY

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SHORT-TERM INVESTMENTS (CONTINUED)

Short-term investments at December 31, 1995 are carried at fair value, which is based on quoted market prices for these investments. The adoption of SFAS No. 115 did not have a material impact on the Company's results of operations or financial condition.

DEPRECIATION AND AMORTIZATION

Depreciation is being computed on the straight-line method over twenty five years, the estimated useful life of the building. Amortization of goodwill is computed on the straight-line method over twenty-five years. Debt discount is amortized under the effective interest method over the life of the note.

PER SHARE AMOUNTS

Income per common share is based on the weighted average number of common shares outstanding during the year. The number of shares used in determining per share amounts was 310,779 and 347,194 for the years ended December 31, 1995 and 1994, respectively.

INCOME TAXES

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change had no significant impact on the Company's financial statements, including income tax expense. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

OTHER INCOME, NET

Other income consists primarily of fees paid to TLM for consulting services, net of other expenses.

                         TLM CORPORATION AND SUBSIDIARY

3.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 1995 consist of the following:


              Accrued professional fees                      $10,000
              Accrued other                                    5,188
                                                             -------
                                                             $15,188
                                                             =======


4.       INCOME TAXES

The components of the provision for income taxes for the year ended December 31, 1995 and 1994 are approximately:

                                                        Year Ended December 31,
                                                      --------------------------
                                                        1995               1994
                                                        ----               ----
Current:
  Federal                                             $ 4,386             $  --
  State & Local                                         5,811              2,537
                                                      --------------------------
                                                       10,197              2,537
                                                      --------------------------
Deferred:
  Federal                                               5,739              2,395
  State & Local                                         1,329              1,026
                                                      --------------------------
                                                        7,068              3,421
                                                      --------------------------
                                                      $17,265             $5,958
                                                      ==========================

                         TLM CORPORATION AND SUBSIDIARY

4. INCOME TAXES (CONTINUED)

Income tax expense in the accompanying statements of operations differs from the expense computed at the Federal statutory tax rates due to the following:

                                                        Year Ended December 31,
                                                        -----------------------
                                                          1995            1994
                                                          ----            ----
Tax expense at the Federal income
 tax rate (25.9% and 15.0% for 1995
 and 1994, respectively)                                $ 33,123        $ 1,512
Increase (decrease) resulting
 from:
  State and local tax, net of
   federal income tax benefit                              4,555          3,156
  Benefit of net operating loss
   carryforward                                          (24,366)          (343)
  Amortization of goodwill and
   debt discount                                           4,305          1,633
  Other                                                     (352)          --
                                                        -----------------------
                                                        $ 17,265        $ 5,958
                                                        =======================

"Net deferred tax liability" on the Consolidated Balance Sheet as of December 31, 1995 includes a deferred tax asset of approximately $56,000 related to the Company's net operating loss carryforward, which was subject to a valuation allowance of approximately $24,000, and a deferred tax liability of approximately $58,000 related to the difference in the depreciation of its building. This represents a decrease in the allowance of approximately $11,000 from the beginning of the year. The allowance has been recognized to offset the related tax asset due to the uncertainty of the realization of benefit of such amount.

At December 31, 1995, the Company had net operating loss carryforwards of approximately $140,000 for income tax purposes that expire beginning in the year 2002. These carryforwards arose prior to the 1992 sale of 90.7% of TLM's assets to Price and the purchase of Eimar common stock from Price in 1994, and are subject to the limitations of Internal Revenue Code Sections 382 and 383.

                         TLM CORPORATION AND SUBSIDIARY

5.       RELATED PARTY TRANSACTIONS

In connection with the acquisition of Eimar, TLM issued a note to Price in the amount of $540,000. The note bears interest at the rate of 5% per annum, payable quarterly, with the principal payable on May 20, 1998. As of December 31, 1995, accrued interest was approximately $6,805. This note payable has been discounted based upon an imputed interest rate of 9.5%.

As of December 31, 1995, the Company's short-term investments were in marketable equity securities of PriCellular Corporation (an affiliate) Class A Common Stock.

6.       LEASE

In July 1994, the Company, as lessor, entered into a five year operating lease related to its Nashville, Tennessee, office building. During the lease period, the lessee is responsible for all expenses related to the building including operating and maintenance expenses, insurance and property taxes. Rental income received from the lessee was $129,000 and $64,500 for 1995 and 1994, respectively. The following is a schedule of future minimum lease payments receivable under the noncancellable operating lease as of December 31, 1995:

Year ending December 31:


           1996                              $ 129,000
           1997                                129,000
           1998                                129,000
           1999                                 64,500
           2000                                   --
                                             ---------
Net minimum lease payments receivable        $ 451,500
                                             =========

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

            [The remainder of this page is intentionally left blank]

[KPMG PEAT MARWICK LETTERHEAD]




                           Independent Auditors' Report



The Board of Directors and Shareholders
TLM Corporation:

We have audited the accompanying consolidated balance sheet of TLM Corporation and subsidiary as of December 31, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TLM Corporation and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                 /s/ KPMG Peat Marwick LLP
                                                 -------------------------
                                                 KPMG Peat Marwick LLP

  New York, New York
  March 13, 1995

[ERNST & YOUNG LLP LETTERHEAD]


                         Report of Independent Auditors

To the Board of Directors and Shareholders
TLM Corporation

We have audited the accompanying statements of operations, shareholders' equity, and cash flows of TLM Corporation for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in shareholders' equity and cash flows of TLM Corporation for the year ended December 31, 1993 in conformity with generally accepted accounting principles.


                                                /s/ Ernst & Young LLP



March 8, 1994

                         TLM CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1994

 ASSETS

 Current Assets:
     Cash                                                                     $   153,178
     Other current assets                                                          12,373
                                                                              -----------
          Total current assets                                                    165,551

 Building at cost, net of accumulated depreciation of $16,817 (Note 3)            662,189
 Goodwill, net of accumulated amortization of $390 (Note 3)                        15,457
                                                                              -----------
          Total assets                                                        $   843,197
                                                                              ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued expenses (Note 4)                             $    12,008
   State income taxes payable                                                       2,537
   Accrued interest payable - related party (Note 6)                               16,718
                                                                              -----------
        Total current liabilities                                                  31,263
                                                                              -----------
Long-term note payable - related party, net
     of unamortized discount of $67,131 (Note 6)                                  472,869
Deferred tax effect of basis difference arising on acquisition* (Note 5)           19,260

Shareholders' equity:
   Preferred stock, $.01 par value; authorized
     20,000,000 shares; no shares issued
   Common stock $.01 par value; authorized
     20,000,000 shares; outstanding 336,650 shares                                  3,366
   Additional paid-in capital                                                   1,586,642
   Retained deficit                                                            (1,270,203)
                                                                              -----------
     Total shareholders' equity                                                   319,805
                                                                              -----------
        Total liabilities and shareholders' equity
                                                                              $   843,197
                                                                              ===========


*The Company also has net operating loss carryforwards which may mitigate federal income taxes, if any, resulting from disposition of the acquired assets during the carryforward period (see Note 5).


          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year Ended December 31,
                                              -----------------------
                                                 1994          1993
                                               -------       -------
Income:
   Rental income (Note 7)                      $64,500       $  --
   Interest and dividends                        3,993        11,429
   Gain on sale of marketable securities         7,104        14,295
                                               -------       -------
                                                75,597        25,724
                                               -------       -------
Expenses:
   General and administrative expenses          25,190         8,525
   Depreciation and amortization                17,207          --
   Interest expense (Note 6)                    27,212          --
                                               -------       -------
                                                69,609         8,525
                                               -------       -------
       Income from operations                    5,988        17,199

Other income, net                                4,095          --
                                               -------       -------

       Income before taxes                      10,083        17,199

Income tax expense (Note 5)                      5,958          --
                                               -------       -------
          Net Income                           $ 4,125       $17,199
                                               =======       =======

Net income per share                           $  0.01       $  0.04
                                               =======       =======



          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                          Common Stock              Additional
                                      ---------------------           Paid-in          Accumulated
                                      Shares         Amount           Capital           Deficit          Total
                                      ------         ------           -------           -------          -----
Balance at December 31, 1992          393,048        $ 3,930        $ 1,608,955        ($1,291,527)       $ 321,358
    Purchase and retirement of
    common stock                      (37,162)          (371)           (11,807)              --            (12,178)
    Net Income                           --             --               --                 17,199           17,199
                                   ----------------------------------------------------------------------------------
Balance at December 31, 1993          355,886          3,559          1,597,148         (1,274,328)         326,379
  Purchase and retirement of
    common stock                      (19,236)          (193)           (10,506)              --            (10,699)
  Net Income                             --             --               --                  4,125            4,125
                                   ----------------------------------------------------------------------------------
Balance at December 31, 1994          336,650        $ 3,366        $ 1,586,642        ($1,270,203)       $ 319,805
                                   ==================================================================================


          See accompanying notes to consolidated financial statements.

                          TLM CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                                     1994               1993
                                                                                     ----               ----
   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                   $   4,125        $    17,199
                                                                                  ---------        -----------
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Items not affecting cash:
          Depreciation and amortization                                              17,207               --
          Amortization of debt discount                                              10,949               --
          Changes in assets and liabilities, net of effects of acquisition:
            Increase in other current assets                                         (2,511)              (140)
            Increase in interest payable                                             16,718               --
            Increase in accounts payable and accrued expenses                        14,545               --
            Increase in non-current liabilities                                       3,421               --
          Reclassification of transactions to investing activities:
            Gain on sale of marketable securities                                    (7,104)           (14,295)
                                                                                  ---------        -----------
                Total adjustments                                                    53,225            (14,435)
                                                                                  ---------        -----------
                   Net cash provided by operating activities                         57,350              2,764
                                                                                  ---------        -----------
  CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in business, net of cash acquired                                  (217,094)              --
     Purchase of marketable securities                                             (788,190)        (2,476,791)
     Proceeds from sale of marketable securities                                    795,294          2,606,726
                                                                                  ---------        -----------
         Net cash (used) provided by investing activities                          (209,990)           129,935
                                                                                  ---------        -----------
  CASH FLOWS FROM FINANCING ACTIVITIES:
     Repurchase of common stock                                                     (10,699)           (12,178)
                                                                                  ---------        -----------
         Net cash used by financing activities                                      (10,699)           (12,178)
                                                                                  ---------        -----------

  Net (decrease) increase in cash and cash equivalents                             (163,339)           120,521
  Cash and cash equivalents, beginning of year                                      316,517            195,996
                                                                                  ---------        -----------
  Cash and cash equivalents, end of year                                          $ 153,178        $   316,517
                                                                                  =========        ===========

Supplemental disclosures of cash flow information:
    Income taxes paid, net                                                        $   1,515               --
                                                                                  =========        ===========
    Interest paid                                                                 $     497        $     1,580
                                                                                  =========        ===========




          See accompanying notes to consolidated financial statements.

                         TLM CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

1.      ORGANIZATION

On August 5, 1992, TLM Corporation ("TLM") sold 90.7% of its assets ("Sale of Assets") to Price Communications Corporation ("Price") in exchange for the 3,834,802 shares of TLM's common stock owned by Price. Pursuant to a related agreement, Price agreed to forgive any liability to Price as the result of TLM being included in the consolidated group with Price for tax purposes (approximately $379,000). Price paid the costs TLM incurred in connection with the Sale of Assets and agreed to provide TLM with office space rent-free, and absorbed certain of TLM's corporate expenses until it acquired an operating business or merged with another company.

On May 20, 1994, TLM purchased all the capital stock of Eimar Realty Corporation ("Eimar") from Price (see Note 3).

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of TLM Corporation and its subsidiary (the "Company"). All significant intercompany entries and transactions have been eliminated.

MARKETABLE EQUITY SECURITIES

Unrealized gains and losses on marketable securities are charged to operations. Cost is determined on the weighted average cost method. Dividends and interest are accrued as earned. Marketable debt securities are carried at amortized cost, unless there is an impairment in value considered to be other than temporary, in which case the securities are recorded at their estimated realizable value.

DEPRECIATION AND AMORTIZATION

Depreciation is being computed on the straight-line method over twenty five years, the estimated useful life of the building. Amortization of goodwill is computed on the straight-line method over twenty-five years. Debt discount is amortized under the effective interest method.

                                                                     (continued)

                         TLM CORPORATION AND SUBSIDIARY

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PER SHARE AMOUNTS

Income per common share is based on the weighted average number of common shares outstanding during the year. The number of shares used in determining per share amounts was 347,194 and 384,751 for the years ended December 31, 1994 and 1993, respectively.

INCOME TAXES

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("Statement 109") issued by the Financial Accounting Standards Board. The cumulative effect of this change had no significant impact on the Company's financial statements, including income tax expense. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

3.      ACQUISITION OF EIMAR REALTY CORPORATION

On May 20, 1994, TLM purchased all the capital stock of Eimar from Price, the sole assets of which were a Nashville, Tennessee, office building and cash, for $815,000, consisting of $275,000 in cash and the balance in a four year note bearing interest at five percent per annum, payable quarterly (see Note 6). The Company entered into a five year net lease agreement with the owners of the building's current occupants, radio stations WLAC-AM & FM, effective July 1, 1994 (see Note 7).

The acquisition has been accounted for under the purchase method, and accordingly, the operating results of Eimar have been included in the consolidated operating results since the date of acquisition. The acquisition resulted in an intangible asset, goodwill, of approximately $16,000, which is being amortized over twenty-five years.

                         TLM CORPORATION AND SUBSIDIARY

3.      ACQUISITION OF EIMAR REALTY CORPORATION (CONTINUED)

The following unaudited proforma financial information has been prepared based on the assumption that the aforementioned acquisition had occurred on January 1, 1994 and 1993.

                                        YEAR ENDED DECEMBER 31,
                                        ----------------------
                                          1994          1993
                                          ----          ----
                Income                  $140,097      $154,724
                Net income                25,519        20,355
                Net income per share    $   0.07      $   0.05

The proforma information reflects adjustments for changes in administrative expense, depreciation, amortization, interest expense and income taxes resulting from this acquisition.

The proforma financial information is not necessarily indicative either of the results of operations that would have occurred had the acquisition been made at the beginning of the periods, or of future results of operations of the Company.

4.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 1994 consist of the following:

                Accrued professional fees       $ 9,000
                Accrued other                     3,008
                                                -------
                                                $12,008
                                                =======

                         TLM CORPORATION AND SUBSIDIARY

5.      INCOME TAXES

As discussed in Note 2, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect had no significant impact on the Company's financial statements, including tax expense, for the year then ended.

For the period subsequent to the Sale of Assets and prior to the Company's acquisition of Eimar, Price assumed the related income tax expense of the Company. The Company has reduced its provision for income taxes accordingly, resulting in no income tax provision for the year ended December 31, 1993. The components of the provision for income taxes for the year ended December 31, 1994 are approximately:

                Current:
                        Federal         $   --
                        State & Local    2,537
                                        ------
                                         2,537
                                        ------

                Deferred:
                        Federal          2,395
                        State & Local    1,026
                                        ------
                                         3,421
                                        ------
                                        $5,958
                                        ======

Income tax expense in the accompanying statements of operations differs from the expense computed at the Federal statutory tax rates due to the following:

                                                 1994            1993
                                                -----------------------
        Tax expense at the Federal income
           tax rate (15%)                       $1,512          $ 2,580
        Increase (decrease) resulting
           from:
                State and local tax, net of
                  federal income tax benefit     3,156            1,275
                Contributions                       --            1,050
                Benefit of net operating loss
                  carry forward                   (343)          (1,755)
                Amortization of goodwill and
                  debt discount                  1,633               --
                Assumption of taxes by former
                  parent                            --           (3,150)
                                                -----------------------
                                                $5,958          $    --
                                                =======================

                         TLM CORPORATION AND SUBSIDIARY

5.      INCOME TAXES (CONTINUED)

As of December 31, 1994, the Company had a deferred tax asset of approximately $35,000 related to its net operating loss carryforward, which was subject to a valuation allowance of approximately $35,000, and a deferred tax liability of approximately $19,000 related to the difference in the depreciation of its building. This represents a decrease in the allowance of approximately $4,800 from the beginning of the year. The allowance has been recognized to offset the related tax asset due to the uncertainty of the realization of benefit of such amount.

At December 31, 1994, the Company had net operating loss carryforwards of approximately $233,000 for income tax purposes that expire beginning in the year 2002. These carryforwards arose prior to the Sale of Assets (see Note 1) and the purchase of Eimar common stock (see Note 3) and are subject to the limitations of Internal Revenue Code Section 382 and 383.

6.      LONG-TERM NOTE PAYABLE - RELATED PARTY

In connection with the acquisition of Eimar, TLM issued a note to Price in the amount of $540,000. The note bears interest at the rate of 5% per annum, payable quarterly, with the principal payable on May 20, 1998. As of December 31, 1994, accrued interest was approximately $16,700. This note payable has been discounted based upon an imputed interest rate of 9.5%.

7.      LEASE

In July 1994, the Company, as lessor, entered into a five year operating lease related to its Nashville, Tennessee, office building. During the lease period, the lessee is responsible for all expenses related to the building including operating and maintenance expenses, insurance and property taxes. The following is a schedule of future minimum lease payments receivable under the noncancellable operating lease as of December 31, 1994:


                                                Amounts Receivable
                Year ending December 31:             as Lessor
                ------------------------        ------------------
                        1995                         $129,000
                        1996                          129,000
                        1997                          129,000
                        1998                          129,000
                        1999                           64,500
                                                     --------
        Net minimum lease payments receivable        $580,500
                                                     ========

                         TLM CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               September 30, 1995

                                   (Unaudited)


ASSETS
Current Assets:
  Cash                                              $   241,206
  Other current assets                                   11,225
                                                    -----------
Total current assets                                    252,431

Building at cost, net of accumulated
  depreciation of $37,187                               641,819
Goodwill, net of accumulated
  amortization of $864                                   14,983
                                                    -----------
Total assets                                        $   909,233
                                                    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses             $    29,320
                                                    -----------
Total current liabilities                                29,320
                                                    -----------
Long-term note payable - related party,
  net of unamortized discount of $54,303                485,697
Deferred tax effect of basis difference
  arising on acquisition                                 23,454

Shareholders' Equity:
  Preferred stock, $.01 par value;  authorized
    20,000,000 shares; no shares issued                    --
  Common stock, $.01 par value; authorized
    20,000,000 shares; outstanding 287,979 shares         2,880
  Additional paid-in capital                          1,525,495
  Retained deficit                                   (1,157,613)
                                                    -----------
Total shareholders' equity                              370,762
                                                    -----------
Total liabilities and shareholders' equity          $   909,233
                                                    ===========


           See accompanying notes to consolidated financial statements

                         TLM CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                   -------------------
                                                     1995       1994
                                                   --------   --------
Income:
    Rental income                                  $ 96,750   $ 41,187
    Interest and dividends                            6,640      2,978
    Gain (loss) on sale of marketable securities      5,598      7,913
    Other income                                    150,000       --
                                                   -------------------
                                                    258,988     52,078
                                                   -------------------
Expenses:
    General and administrative expenses              70,883     19,143
    Depreciation and amortization                    20,844     10,826
    Interest expense                                 34,175      9,782
                                                   -------------------
                                                    125,902     39,751
                                                   -------------------

Income before taxes                                 133,086     12,327
Income tax expense                                   20,496      1,710
                                                   -------------------
Net income                                         $112,590   $ 10,617
                                                   ===================

Income per share                                   $   0.36   $   0.03
                                                   ===================


           See accompanying notes to consolidated financial statements

                         TLM CORPORATION AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)



                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                         --------------------------
                                                            1995            1994
                                                         -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                $   144,036    $    99,036

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Purchase of marketable securities                       (1,552,050)      (445,737)
  Proceeds from sale of marketable securities              1,557,648        289,484
  Investment in business, net                                   --         (275,000)
                                                         -----------    -----------
Net cash provided by (used in) investing activities            5,598       (431,253)
                                                         -----------    -----------

CASH FLOWS USED IN FINANCING ACTIVITIES:
  Repurchase of common stock                                 (61,606)       (10,732)
                                                         -----------    -----------
Net cash used in financing activities                        (61,606)       (10,732)
                                                         -----------    -----------

Net increase (decrease) in cash and cash equivalents          88,028       (342,949)
Cash and cash equivalents, beginning of period               153,178        377,263
                                                         -----------    -----------
Cash and cash equivalents, end of period                 $   241,206    $    34,314
                                                         ===========    ===========


Supplemental disclosure of cash flow information:
  Income taxes paid, net                                 $     1,000          1,710
                                                         ===========    ===========
  Interest paid                                          $    36,912    $      --
                                                         ===========    ===========



           See accompanying notes to consolidated financial statements

                         TLM Corporation and Subsidiary

                   Notes to Consolidated Financial Statements

1.       BASIS OF PRESENTATION

The consolidated financial statements include the accounts of TLM Corporation (the "Company") and its subsidiary. All significant intercompany items and transactions have been eliminated.

The consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim periods. The results of operations for any interim period are not necessarily indicative of the results for a full year.

2.       PER SHARE DATA

Income per common share is based on income for the period divided by the weighted average number of common shares outstanding during the year, which was approximately 317,000 for the nine months ended September 30, 1995 and 348,000 for the nine months ended September 30, 1994.

3.       MARKETABLE EQUITY SECURITIES

Unrealized gains and losses on marketable securities are charged to operations. Cost is determined on the weighted average cost method. Dividends and interest are accrued as earned. Marketable debt securities are carried at amortized cost, unless there is an impairment in value considered to be other than temporary, in which case the securities are recorded at their estimated realizable value.

4.       DEPRECIATION AND AMORTIZATION

Depreciation is being computed on the straight-line method over twenty-five years, the estimated useful life of the Company's building. Amortization of goodwill is computed on the straight line method over twenty-five years. Debt discount is amortized under the effective interest method.

5.       RECENT DEVELOPMENTS - OTHER INCOME

The Company received a payment of $150,000 for consulting services performed by the Company that is included in the statement of operations in other income.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

         The Company's main sources of revenue are income from the rental of the Nashville, Tennessee office building and the investment of its liquid assets in money market, government, equity, debt or other securities.

         The Company's income, general and administrative expenses, depreciation and amortization, and interest expense for the nine and three months ended September 30, 1995 are not comparable to the nine and three months ended September 30, 1994 due to the acquisition of Eimar Realty Corporation ("Eimar") and the issuance of the promissory note to effect such acquisition.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

         During the nine months ended September 30, 1995 income increased to approximately $259,000 due to the acquisition of Eimar in May of 1994, which resulted in nine months of rental income from the Eimar's office building compared to approximately five months of rental income for the same period in 1994 and a payment of $150,000 for consulting fees included in other income. General and administrative expenses increased by approximately $52,000 primarily attributable to directors' fees and other operating expenses. The increase in depreciation and amortization is due to the inclusion of nine months of depreciation and amortization of intangibles associated with the acquisition of Eimar during May of 1994. Additionally, interest expense increased by approximately $24,000 since the Company had little or no debt outstanding during much of the nine months ended September 30, 1994.

Net income for the nine months ended September 30, 1995 was approximately $113,000 as compared to $11,000 for the nine months ended September 30, 1994.

CASH FLOW

         For the nine months ended September 30, 1995, the Company's principal sources of cash flow were the receipt of rental and consulting revenue and TLM's investing activities. The principal use of cash flow during this period was the Company's investing activities including the purchase of marketable equity securities. For the comparable periods during 1994, the Company's principal source and use of cash flow was its investing activities.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES

         The Company had approximately $241,000 of cash and cash equivalents at September 30, 1995. The Company had net working capital of approximately $223,000 at September 30, 1995.

         On April 21, 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 50,000 shares of its Common Stock out of funds legally available therefor in addition to previous authorizations. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions when it is legally permissible to do so and believed to be in the best interests of its shareholders. The Company repurchased approximately 49,000 shares of its Common Stock during the nine months ended September 30, 1995.

           [The remainder of this page was left blank intentionally.]

                         TLM CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996

                                   (Unaudited)

ASSETS
Current Assets:
  Cash                                              $   264,324
  Other current assets                                    6,450
                                                    -----------
     Total current assets                               270,774

Building at cost, net of accumulated
  depreciation of $64,347                               614,659
Goodwill, net of accumulated
  amortization of $1,496                                 14,351
                                                    -----------

     Total assets                                   $   899,784
                                                    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses             $    24,065
                                                    -----------
     Total current liabilities                           24,065

Long-term note payable - related party,
  net of unamortized discount of $35,208                504,792
Net deferred tax liability                               30,532

Shareholders' Equity:
  Preferred stock, $.01 par value;  authorized
    20,000,000 shares; no shares issued                      --
  Common stock, $.01 par value; authorized
    20,000,000 shares; issued and outstanding
    260,472 shares                                        2,605
  Additional paid-in capital                          1,490,071
  Retained deficit                                   (1,152,281)
                                                    -----------
     Total shareholders' equity                         340,395
                                                    -----------

     Total liabilities and shareholders' equity     $   899,784
                                                    ===========

           See accompanying notes to consolidated financial statements

                         TLM CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                          Three months ended                Nine months ended
                                                             September 30,                    September 30,
                                                      ----------------------------     ----------------------------
                                                          1996            1995             1996           1995
                                                          ----            ----             ----           ----
Income:
    Rental income                                      $ 32,250        $  32,250        $ 96,750       $  96,750
    Interest and dividends                                3,377            2,211           9,094           6,640
    Gain (loss) on sale of marketable securities              0           (2,603)          7,887           5,598
                                                       --------        ---------        --------       ---------
                                                         35,627           31,858         113,731         108,988
                                                       --------        ---------        --------       ---------

Expenses:
    General and administrative expenses                  20,399           42,060          46,139          70,883
    Depreciation and amortization                         6,948            6,948          20,844          20,844
    Interest expense                                     11,867           11,322          35,249          34,175
                                                       --------        ---------        --------       ---------
                                                         39,214           60,330         102,232         125,902
                                                       --------        ---------        --------       ---------

    (Loss) income from operations                        (3,587)         (28,472)         11,499         (16,914)

Other income                                                  0          150,000               0         150,000
                                                       --------        ---------        --------       ---------

(Loss) income before taxes                               (3,587)         121,528          11,499         133,086

Income tax expense                                        1,400           17,634           4,200          20,496
                                                       --------        ---------        --------       ---------

Net (loss) income                                      $ (4,987)       $ 103,894        $  7,299       $ 112,590
                                                       ========        =========        ========       =========

(Loss) income per share                                $  (0.02)       $    0.35        $   0.03       $    0.36
                                                       ========        =========        ========       =========



           See accompanying notes to consolidated financial statements

                         TLM CORPORATION AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)


                                                   Nine months ended September 30,
                                                   -------------------------------
                                                         1996           1995
                                                      ---------      ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES             $  43,994      $ 149,634
                                                      ---------      ---------


CASH FLOWS USED IN FINANCING ACTIVITIES:
  Repurchase of common stock                            (35,698)       (61,606)
                                                      ---------      ---------
Net cash used in financing activities                   (35,698)       (61,606)
                                                      ---------      ---------


Net increase in cash and cash equivalents                 8,296         88,028
Cash and cash equivalents, beginning of period          256,028        153,178
                                                      ---------      ---------

Cash and cash equivalents, end of period              $ 264,324      $ 241,206
                                                      =========      =========



Supplemental disclosure of cash flow information:
  Income taxes paid, net                              $      --      $   1,000
                                                      =========      =========
  Interest paid                                       $  20,250      $  36,912
                                                      =========      =========




           See accompanying notes to consolidated financial statements

                         TLM CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of TLM Corporation (the "Company") and its subsidiary. All significant intercompany items and transactions have been eliminated.

         The consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim periods. The results of operations for any interim period are not necessarily indicative of the results for a full year.

2.       PER SHARE DATA

         Income per common share is based on income for the period divided by the weighted average number of common shares outstanding during the period, which was approximately 267,000 and 274,000 for the three and nine months ended September 30, 1996, and 296,000 and 317,000 for the three and nine months ended September 30, 1995.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

         The Company's main sources of revenues are income from the rental of the Nashville, Tennessee office building and the investment of its liquid assets in money market, government, equity, debt or other securities.

         The Company had a net loss for the three months ended September 30, 1996 of $4,987, or $.02 per share, as compared with the net income of $103,894, representing $.35 per share for the three months ended September 30, 1995. Net income was $7,299 and $112,590 for the nine months ended September 30, 1996 and 1995, respectively, and net income per share was $.03 and $.36, respectively.

         Net income for the three and nine months ended September 30, 1996 decreased approximately $105,000 from the corresponding periods in 1995. This is due to a one-time consulting project during the third quarter of 1995 which resulted in $150,000 of other income for the Company. This $150,000 decrease in other income was partially offset by a decrease in overall general & administrative expenses.

CASH FLOW

         For both the nine months ended September 30, 1996 and 1995, the Company's principal source and use of cash flow was from operating activities, primarily for the purchase and sale of marketable equity securities and rental income.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED).

LIQUIDITY AND CAPITAL RESOURCES

         The Company had approximately $264,000 of cash and cash equivalents at September 30, 1996. The Company had net working capital of approximately $247,000 at September 30, 1996.

         During July 1993, the Company's Board of Directors authorized the repurchase by the Company of odd lot shares of its Common Stock out of funds legally available therefore in addition to shares purchased under previous authorizations. The Company is authorized to make such purchases from time to time in the market or in privately negotiated transactions when it is legally permissible to do so and believed to be in the best interests of its shareholders. The Company repurchased approximately 27,000 shares of its Common Stock during the nine months ended September 30, 1996.




            (The remainder of this page was left blank intentionally)

                                   APPENDIX A

          DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY; BENEFICIAL
                           OWNERSHIP OF COMMON STOCK

                        DIRECTORS AND EXECUTIVE OFFICERS

                  Robert Price, age 63, Director and President of the Company, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. In the early sixties, Mr. Price served as President and Director of Atlantic States Industries, a corporation owning weekly newspapers and four radio stations. After leaving public office, Mr. Price became Executive Vice President of the Dreyfus Corporation and an Investment Officer of the Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of the Council on Foreign Relations. Mr. Price serves as the Representative of The Majority Leader and President Pro Tem of the New York State Senate on the Board of Directors of the Municipal Assistance Corporation for the City of New York, and is a Member of the Board of Trustees of the City of New York. Mr. Price is also a Director, President, Chief Executive Officer and Treasurer of Price Communications Corporation and a Director and President of PriCellular Corporation.

                  Kim I. Pressman, age 39, Director and Chairman, Vice President and Treasurer of the Company, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Prior to joining Price Communications Corporation in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting Division of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is a Director, Executive Vice President and Secretary of Price Communications Corporation and a Director, Vice President and Secretary of PriCellular Corporation.

                  Steven A. Farbman, age 35, Director of the Company, is Senior Vice President and Secretary of The New York Law Publishing Company. Mr. Farbman holds a B.A. in journalism from The George Washington University. He assumed his current positions at The New York Law Publishing Company in March 1988. Prior to that he was Publisher of Professional Office Design Magazine from September 1987 to November 1989 and Associate Publisher of the magazine since 1986. Mr. Farbman is the son-in-law of Robert Price.

                  Steven Price, age 33, is Vice President and Secretary of the Company. From 1990 to 1993 he was an attorney with Davis Polk & Wardwell. Prior thereto, Mr. Price was appointed by President Bush to serve in the U.S. State Department as Special Assistant to the Chief U.S. Nuclear Arms Negotiator, and worked in the mergers and acquisitions department of Goldman, Sachs & Co. He is a graduate of Brown University and Columbia Law School and is the son of Robert Price, the President of the Company. He is also a Director of Price Communications Corporation, and is Vice President-Director of Corporate Development of PriCellular Corporation.

                               SECURITY OWNERSHIP

                  The address of the persons named below is 630 Fifth Avenue, Suite 3200, New York, New York 10020. They are all citizens of the United States.

                  The following table sets forth as of the close of business on September 30, 1996, certain information with regard to the beneficial ownership of outstanding Common Stock by each director and executive officer of the Company and by the directors and executive officers of the Company as a group.



                          Amount and Nature             Percent of
Name                    Beneficial Ownership             Class  (2)
----                    --------------------            -----------

Robert Price                  46,100                       17.7%(3)
Kim I. Pressman                  910                          *
Steven A. Farbman                  0                          *
Steven Price                  10,000                        3.8%
Directors and Executive
  Officers as a Group         57,010                       21.8%

*Less than 1%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2) The percentages are based on a total of 260,472 shares of Common Stock outstanding as of September 30, 1996.

(3) Includes 15,000 shares for which Mr. Price is Custodian for the benefit of his grandchild Alexandra Lyn Farbman and 18,600 shares for which Mr. Price is Custodian for the benefit of another grandchild, Leo Jake Farbman, both children of Director Steven Farbman.


During the 60 days prior to September 30, 1996, none of the persons identified in the above table engaged in any transaction in the Common Stock.